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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated August 23, 1996, except
as to the stock split described in Note 1 which is as of            , 1997,
relating to the financial statements of Globecomm Systems Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data".

/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
New York, New York
February 26, 1997